MERCHANTS & MANUFACTURERS BANCORPORATION, INC.
*** PRESS RELEASE ***

4th QUARTER AND YEAR END 2006 RESULTS ANNOUNCED

New Berlin, WI (February 8, 2007). Merchants & Manufacturers Bancorporation, Inc. (“Merchants”), a $1.5 billion asset financial holding company, today reported earnings for the fourth quarter and year ended December 31, 2006. For the year ended December 31, 2006, net income was $4.0 million, or $1.08 per fully diluted common share, compared to $5.1 million, or $1.38 per fully diluted common share for the year ended December 31, 2005. For the fourth quarter of 2006, Merchants reported net income of $23,000, or $0.01 per fully diluted common share, compared to a loss of $(74,000), or $(0.02) per fully diluted common share, for the fourth quarter of 2005.

The decrease in earnings for the year ended 2006 compared to the year ended 2005 is partially attributable to non-recurring items incurred during 2005. The year ended December 31, 2006 included pre-tax non-recurring income of $211,000 compared to $825,000 for the same period in 2005. Earnings were also affected by a decline in the net interest margin to 3.36% for the year ended December 31, 2006 compared to 3.65% for the same period in the prior year. Similarly, net interest margin was 3.32% for the quarter ended December 31, 2006 compared to 3.56% for the same period in 2005. The decrease in our net interest margin is due to our funding loan growth with more expensive wholesale funding compared to the lower cost of core deposits.

Merchants’ total assets increased 3.2% from $1.46 billion at December 31, 2005, to $1.51 billion at December 31, 2006. Gross loans increased 6.4% from $1.13 billion at December 31, 2005, to $1.21 billion at December 31, 2006. Total deposits grew 0.4% from $1.16 billion at December 31, 2005 to $1.17 billion at December 31, 2006 primarily due to an increase in brokered deposits. Our balance sheet growth in 2006 is due to internal growth.

Michael J. Murry, Chairman, stated, “After two years of building a centralized environment and absorbing the cost of the technology and human resource inherent in such an endeavor during 2004 and 2005, the first three quarters of 2006 began to show the progress made toward increased efficiency. Despite substantial pressure on net interest margins throughout the industry, our second quarter earnings per share increased 32% over the first quarter and the third quarter earnings per share increased 16% over the second quarter.

The trend of double digit increases was expected to continue in the fourth quarter and beyond. Unfortunately, net interest margin decreased substantially from what we had projected for the fourth quarter due to the difficult yield curve environment and a decrease in loan volume during the third quarter. In addition, a substantial provision to the loan loss reserve had to be made at a subsidiary bank to offset anticipated losses in 2007. This matter relates to the completion of several real estate development projects of one long time customer whose out-of-state projects with other financial institutions has negatively affected the customer’s projects in Wisconsin financed by the subsidiary bank. The combined effect of these two events reduced our projected earnings per share by $0.53 in the fourth quarter.

Despite the reduction in net interest margin and the addition to the loan loss reserve, there were many positive developments during 2006. Full time equivalents remained relatively stable in 2006 even with the modest balance sheet growth and the opening of four new branch facilities during the year. In addition, total non interest expense ended more than $580,000 under budget reflecting continued improvements in operational efficiencies. Total revenues in non-bank subsidiaries that provide insurance, investment, tax consultation and tax preparation services increased 21.8% to more than $2.2 million in 2006. In addition, these two subsidiaries brought in an additional $21.7 million in deposit and loan relationships to our bank subsidiaries in 2006.

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Merchants & Manufacturers Bancorporation, Inc.

Press Release - 12/31/06

In addition to these positive developments during 2006, we announced on January 9th, 2007 that the Board of Directors held a series of strategic planning meetings during 2006 that resulted in several actions being recommended and approved. Those changes included the completion of the sale and leaseback of our holding company facility, the pending sale of the assets of our bank in Minnesota and the combination of Lincoln State Bank and Franklin State Bank expected to be completed in the second quarter of 2007. On a pre-tax basis, we estimate that the sale and leaseback of our holding company facility will reduce expenses by $90,000 in both 2007 and 2008 while the combination of Lincoln State Bank and Franklin State Bank will reduce expenses by $130,000 in 2007 and $300,000 in 2008.

Furthermore, the board authorized the implementation of the Metavante consultant recommendations which will result in further announcements of structural changes to our organization. We believe these strategic moves, along with other initiatives, will improve our capital position, reduce our debt, and position us to add assets without adding costs and therefore realize a proper return on our investment.”

Net interest income was $11.5 million for the fourth quarter of 2006 compared to $11.9 million for the fourth quarter of 2005 and $46.1 million for the full-year 2006 compared to $47.3 million for 2005. The net interest margin was 3.32% for the quarter ended December 31, 2006 compared to 3.56% for the same period last year. Similarly, net interest margin was 3.36% for the year ended December 31, 2006 compared to 3.65% for the same period in 2005. The decline in net interest margin was due to strong loan growth which was funded with higher cost wholesale funding instead of lower cost core deposits.

Merchants’ provision for loan losses was $1.9 million and $3.1 million, respectively, for the three and twelve months ended December 31, 2006 compared to $2.8 million and $4.0 million for the same periods in the prior year. The ratio of allowance for loan losses to total loans was 1.06% and 1.15% at December 31, 2006 and 2005, respectively. The ratio of allowance for loan losses to non-performing loans was 86.9% at December 31, 2006 compared to 248.7% at December 31, 2005. The ratio of non-performing assets to total assets equaled 1.01% at December 31, 2006 compared to 0.48% at December 31, 2005.

Non-interest income for the three and twelve months ended December 31, 2006 was $3.4 million and $14.0 million, respectively, compared to $3.2 million and $13.9 million for the same periods in the prior year, an increase of 5.2% and 1.0%, respectively. We continue to have modest increases in service charges on deposit accounts and loan fee income that are partially offset by continued slowing of the mortgage loan market as interest rates continue to climb. Non-interest income for the year ended December 31, 2006 included non-recurring income of $211,000 compared to $825,000 for the same period in 2005.

Non-interest expense for the three and twelve months ended December 31, 2006 was $13.2 million and $51.5 million, respectively, compared to $12.7 million and $49.9 million for the same periods in the prior year, an increase of 4.0% and 3.2%, respectively. Salaries and employee benefits increased $547,000 for the quarter and increased $1.7 million for the year primarily due to a significant increase in the cost of health insurance and normal pay increases. Most other operating expenses continue to trend down as occupancy expense decreased $177,000 year-to-date and marketing and business development decreased $283,000 year-to-date. Effective January 1, 2006, the Corporation adopted FAS 123(R) which resulted in additional compensation cost of $5,000 and $76,000 for the three and twelve months ended December 31, 2006, respectively.

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Merchants & Manufacturers Bancorporation, Inc.

Press Release - 12/31/06

UNAUDITED	Three Months Ended December 31,			Years Ended December 31,
	2006	2005	Change	2006	2005	Change
	(Dollars In Millions, Except Per Share Amounts)
Net Income (Loss)	$0.23	$(0.74)	n/m	$3.996	$5.098	(21.62%)
Basic EPS	$0.01	$(0.02)	n/m	$1.08	$1.39	(22.30%)
Diluted EPS	$0.01	$(0.02)	n/m	$1.08	$1.38	(21.74%)

Merchants & Manufacturers Bancorporation, Inc. is a financial holding company headquartered in New Berlin, Wisconsin, a suburb of Milwaukee. Through our Community Financial Group network, we operate seven banks in Wisconsin (Community Bank Financial, Fortress Bank, Franklin State Bank, Grafton State Bank, Lincoln State Bank, The Reedsburg Bank and Wisconsin State Bank), one bank in Minnesota (Fortress Bank Minnesota) and one bank in Iowa (Fortress Bank Cresco). Our banks are separately chartered with each having its own name, management team, board of directors and community commitment. Together, our banks operate 50 offices in the communities they serve with more than 100,000 clients and total assets of $1.5 billion. In addition to traditional banking services, our Community Financial Group network also provides our clients with a full range of financial services including investment and insurance products, residential mortgage services, private banking capabilities and tax consultation and tax preparation services. Merchants’ shares trade on the Over-the-Counter Bulletin Board under the symbol “MMBI.”

Certain statements contained in this press release constitute or may constitute forward-looking statements about Merchants which we believe are covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

This release contains forward-looking statements concerning the Corporation’s prospects that are based on the current expectations and beliefs of management. When used in written documents, the words anticipate, believe, estimate, expect, objective and similar expressions are intended to identify forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks and uncertainties, many of which are beyond the Corporation’s control, that could cause the Corporation’s actual results and performance to differ materially from what is expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of the Corporation: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; disintermediation; the cost of funds; general market rates of interest; interest rates or investment returns on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Corporation’s loan and investment portfolio; and the timing and results of the Corporation's strategic initiatives discussed in this release. Such uncertainties and other risk factors are discussed further in the Corporation's filings with the Securities and Exchange Commission. The Corporation undertakes no obligation to make any revisions to forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

For more information contact:

Michael J. Murry, Chairman of the Board of Directors - (414) 425-5334
Frederick R. Klug, Executive Vice President and Chief Financial Officer - (262) 827-5632

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Merchants & Manufacturers Bancorporation, Inc.

Press Release - 12/31/06

UNAUDITED
	At or for the Three Months Ended December 31,
	2006	2005	% Change
	(Amounts In Thousands, Except Share and Per Share Amounts)
For the Period:
Interest Income	$23,758	$20,910	13.62%
Interest Expense	12,233	8,966	36.44%
Net Interest Income	11,525	11,944	(3.51%)

Provision for Loan Losses	1,890	2,781	(32.04%)

Non-Interest Income	3,411	3,242	5.21%
Non-Interest Expense	13,222	12,713	4.00%
Loss Before Income Taxes	(176)	(308)	n/m
Income Taxes	(199)	(234)	n/m
Net Income (Loss)	$23	$(74)	n/m

End of Period:	12/31/06	12/31/05	% Change

Assets	$1,505,940	$1,458,948	3.22%
Loans (gross)	1,206,456	1,133,667	6.42%
Allowance for Loan Losses	12,798	13,051	(1.94%)
Deposits	1,165,237	1,160,163	0.44%
Shareholders’ Equity	94,297	93,225	1.15%

Per Share:

Net Income (basic)	$0.01	$(0.02)	n/m
Net Income (diluted)	$0.01	$(0.02)	n/m
Book Value	$25.64	$25.18	1.82%
Dividends Declared	$0.18	$0.18	0.00%

Average Shares Outstanding (basic)	3,685,441	3,701,621
Average Shares Outstanding (diluted)	3,694,019	3,711,786
Ending Shares Outstanding	3,677,180	3,701,621

Key Ratios:

Net Interest Margin	3.32%	3.56%
Return on Average Assets	0.01%	(0.02%)
Return on Average Common Equity	0.10%	(0.31%)

Shareholders Equity to Assets Ratio	6.26%	6.39%
Tier 1 Capital to Average Assets Ratio	6.27%	6.37%

Non-performing Loans/Total Loans	1.22%	0.46%
Non-performing Assets/Total Assets	1.01%	0.48%
Allowance for Loan Losses/ Non-performing Loans	86.87%	248.73%

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Merchants & Manufacturers Bancorporation, Inc.

Press Release - 12/31/06

UNAUDITED
	For the Years Ended December 31,
	2006	2005	% Change
	(Amounts In Thousands, Except Share and Per Share Amounts)
For the Period:
Interest Income	$91,615	$77,543	18.15%
Interest Expense	45,480	30,268	50.26%
Net Interest Income	46,135	47,275	(2.41%)

Provision for Loan Losses	3,060	3,951	(22.55%)

Non-Interest Income	14,046	13,914	0.95%
Non-Interest Expense	51,514	49,898	3.24%
Income Before Income Taxes	5,607	7,340	(23.61%)
Income Taxes	1,611	2,242	(28.14%)
Net Income	$3,996	$5,098	(21.62%)

Per Share:
Net Income (basic)	$1.08	$1.39	(22.30%)
Net Income (diluted)	$1.08	$1.38	(21.74%)
Average Shares Outstanding (basic)	3,692,477	3,688,248
Average Shares Outstanding (diluted)	3,705,949	3,699,412
Dividends Declared	$0.72	$0.72	0.00%

Key Ratios:
Net Interest Margin	3.36%	3.65%
Return on Average Assets	0.27%	0.36%
Return on Average Common Equity	4.15%	5.40%